Exhibit 99.1

Atara Biotherapeutics Announces 1-for-25 Reverse Stock Split

THOUSAND OAKS, Calif.— June 17, 2024 Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-25 (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time, on June 20, 2024 (the “Effective Time”). The Company’s common stock will begin trading on a post-split basis at the market open on June 20, 2024. The Reverse Stock Split is part of the Company’s plan to regain compliance with the minimum bid price requirement of $1.00 per share required to maintain continued listing on The Nasdaq Global Select Market, among other benefits.

The Reverse Stock Split was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on June 10, 2024 (the “Annual Meeting”) to be effected at the Board’s discretion within approved parameters. Following the Annual Meeting, the final ratio was approved by the Company’s Board on June 10, 2024.

The Reverse Stock Split reduces the number of shares of the Company’s outstanding common stock from 122,606,575 shares to 4,904,263 shares, subject to adjustment due to the payment of cash in lieu of fractional shares. This does not include the Company’s outstanding 32,153,085 pre-split (1,286,123 post-split, subject to adjustment due to payment of cash in lieu of fractional warrants) pre-funded common stock warrants as of the Effective Time. As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding equity awards and the number of shares issuable under the Company’s equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable. There will be no change to the number of authorized shares or the par value per share.

Information for ATRA Stockholders

As a result of the reverse stock split, every 25 pre-split shares of common stock outstanding will become one share of common stock. The Company’s transfer agent, Computershare Trust Company, N.A., will serve as the exchange agent for the reverse stock split.

Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the Company’s common stock in certificate form, if any, will receive a transmittal letter from Computershare with instructions as soon as practicable after the effective date.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will receive a cash payment in lieu of such fractional shares.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions that can be rapidly delivered to patients from inventory. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases, in addition to next-generation AlloCAR-Ts designed for best-in-class opportunities across a broad range of hematological malignancies and B-cell driven autoimmune diseases. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X and LinkedIn.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include the anticipated impact of the reverse stock split on the trading price of the Company’s common stock on the Nasdaq Global Select Market and the Company’s continued listing thereon. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; the COVID-19 pandemic and the wars in Ukraine and the Middle East, which may significantly impact (i) our business, research, clinical development plans and operations, including our operations in Southern California and Denver and at our clinical trial sites, as well as the business or operations of our third-party manufacturer, contract research organizations or other third parties with whom we conduct business, (ii) our ability to access capital, and (iii) the value of our common stock; the sufficiency of Atara’s cash resources and need for additional capital; and other risks and uncertainties affecting Atara’s and its development programs, including those discussed in Atara’s filings with the Securities and Exchange Commission , including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Investor and Media Relations

Jason Awe, Ph.D.

Senior Director, Corporate Communications & Investor Relations

(805) 217-2287

jawe@atarabio.com